For Immediate Release

Date: July 23, 2015

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Second Quarter Results – Year to Date Earnings Growth of 73%

BELMONT, MA, July 23, 2015 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $1.6 million, or $0.18 per diluted share, for the quarter ended June 30, 2015, compared to net income of $1.0 million, or $0.12 per diluted share, for the quarter ended June 30, 2014, or an increase of 54.0%. For the six months ended June 30, 2015, the Company reported net income of $3.0 million, or $0.34 per diluted share, as compared to net income of $1.7 million, or $0.20 per diluted share, for the six months ended June 30, 2014, or an increase of 73.0%.

Robert M. Mahoney, President and Chief Executive Officer, said, "We are pleased to announce a continuation of our organic growth and improving profitability."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended June 30, 2015 was $9.0 million as compared to $7.6 million for the quarter ended June 30, 2014, or an 18.6% increase. The provision for loan losses for the quarter ended June 30, 2015 was $365,000 as compared to a provision for loan losses of $307,000 for the quarter ended June 30, 2014, or an 18.9% increase. This resulted in a $1.4 million, or 18.6%, increase in net interest and dividend income after provision for loan losses for the quarter ended June 30, 2015 as compared to the quarter ended June 30, 2014. Net interest and dividend income before provision for loan losses for the six months ended June 30, 2015 was $17.8 million as compared to $14.9 million for the six months ended June 30, 2014, or a 19.1% increase. The provision for loan losses for the six months ended June 30, 2015 was $704,000, as compared to $696,000 for the six months ended June 30, 2014, or a 1.1% increase. This resulted in a $2.8 million, or 20.0%, increase in net interest and dividend income after provision for loan losses for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014.

NONINTEREST INCOME

Noninterest income for the quarter ended June 30, 2015 was $948,000 as compared to $859,000 for the quarter ended June 30, 2014, or an increase of 10.4%. This increase was primarily driven by an increase in net gains on sales of loans and income from bank owned life insurance. Net gains on sales of loans increased $130,000 due to an increase in volume of loan sales. Income from bank owned life insurance increased $101,000 due to $15 million of additional policies purchased subsequent to June 30, 2014. This increase was partially offset by a decrease in loan servicing fee income of $60,000. Loan servicing fees decreased primarily due to a decrease in the volume of auto loans serviced for others. Noninterest income for the six months ended June 30, 2015 was $1.7 million as compared to $1.6 million for the six months ended June 30, 2014, or an increase of 7.8%. This increase was also driven by an increase in income from bank owned life insurance and net gains on sales of loans, partially offset by a decrease in loan servicing fee income.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended June 30, 2015 was $7.0 million as compared to $6.5 million for the quarter ended June 30, 2014, or an increase of 7.4%. This increase was primarily driven by an increase in salaries and employee benefits costs. Our efficiency ratio improved to 70.1% during the quarter ended June 30, 2015 from 76.8% during the quarter ended June 30, 2014 as we continue to grow the balance sheet and manage costs. Noninterest expense for the six months ended June 30, 2015 was $13.9 million as compared to $13.2 million for the six months ended June 30, 2014, or an increase of 5.7%. This increase was primarily driven by an increase in salaries and employee benefits costs. Our efficiency ratio also improved to 71.4% during the six months ended June 30, 2015, from 79.8% during the six months ended June 30, 2014.

BALANCE SHEET

At June 30, 2015, total assets were $1.55 billion, an increase of $126.5 million or 8.9% from $1.43 billion at December 31, 2014. The Company experienced net loan growth of $112.9 million, or 9.6%, from December 31, 2014. Residential one-to-four family loans, commercial real estate loans, construction loans and home equity lines of credit increased by $71.6 million, $28.8 million, $12.3 million and $11.2 million, respectively. Partially offsetting this increase were decreases in commercial loans and indirect auto loans of $8.0 million and $2.4 million, respectively. The asset growth was funded by growth in deposits. We expect the balance of our indirect auto loan portfolio to decline as we have temporarily suspended new originations due to current market conditions.

At June 30, 2015, deposits totaled $1.15 billion, an increase of $165.2 million or 16.8% from $984.6 million at December 31, 2014. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $130.8 million from December 31, 2014. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Second quarter deposit growth was driven by our expanding municipal banking program as well as the continued success of our targeted strategy for the legal profession. Existing relationships as well as new business penetration in both categories have created strong increases in municipal and IOLTA deposits.”

Total stockholders’ equity increased by $4.1 million from $137.0 million as of December 31, 2014 to $141.2 million as of June 30, 2015. This increase is primarily the result of earnings of $3.0 million and a $1.1 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of June 30, 2015 was $9.5 million and 0.74%, respectively, as compared to $8.9 million and 0.75%, respectively, as of December 31, 2014.  For the six months ended June 30, 2015, the Company recorded net charge offs of $48,000, as compared to $40,000 for the six months ending June 30, 2014. Total non-performing assets were $2.8 million, or 0.18% of total assets, as of June 30, 2015, as compared to $2.8 million, or 0.20% of total assets as of December 31, 2014.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and due from banks	$ 1,739	$ 2,275
Interest-bearing deposits in other banks	45,765	49,492
Cash and cash equivalents	47,504	51,767
Interest-bearing time deposits with other banks	131	131
Investments in available-for-sale securities	22,025	22,079
Investments in held-to-maturity securities (fair value of $129,324 as of
June 30, 2015 and $119,447 as of December 31, 2014)	128,801	118,528
Federal Home Loan Bank stock, at cost	15,082	13,712
Loans, net of allowance for loan losses of $9,537 as of
June 30, 2015 and $8,881 as of December 31, 2014	1,292,273	1,179,399
Premises and equipment, net	2,888	3,066
Accrued interest receivable	3,243	2,977
Deferred tax asset, net	5,860	5,642
Income taxes receivable	791	321
Bank-owned life insurance	29,282	23,888
Other assets	4,172	4,040
Total assets	$ 1,552,052	$ 1,425,550

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$ 168,919	$ 179,205
Interest-bearing	980,838	805,357
Total deposits	1,149,757	984,562
Federal Home Loan Bank advances	241,100	285,100
Securities sold under agreements to repurchase	2,460	1,392
Other borrowed funds	1,044	1,067
Accrued interest payable	991	961
Deferred compensation liability	6,192	5,751
Other liabilities	9,355	9,707
Total liabilities	1,410,899	1,288,540
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,084,081 and 9,067,792
shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	91	91
Additional paid-in capital	88,527	87,428
Retained earnings	56,580	53,603
Accumulated other comprehensive loss	(32)	(22)
Unearned compensation - ESOP	(4,013)	(4,090)
Total stockholders' equity	141,153	137,010
Total liabilities and stockholders' equity	$ 1,552,052	$ 1,425,550

Asset Quality Data:
Total non-performing assets	$ 2,821	$ 2,818
Total non-performing loans	$ 2,773	$ 2,770
Non-performing loans to total loans	0.21%	0.23%
Non-performing assets to total assets	0.18%	0.20%
Allowance for loan losses to non-performing loans	343.87%	320.59%
Allowance for loan losses to total loans	0.74%	0.75%

Share Data:
Outstanding common shares	9,084,081	9,067,792
Book value per share	$ 15.54	$ 15.11

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$ 10,679	$ 8,402	$ 20,911	$ 16,295
Interest on taxable debt securities	738	804	1,479	1,610
Dividends	64	33	122	62
Other interest income	22	29	44	50
Total interest and dividend income	11,503	9,268	22,556	18,017
Interest expense:
Interest on deposits	1,941	1,388	3,696	2,556
Interest on Federal Home Loan Bank advances	527	263	1,058	514
Interest on securities sold under agreements to repurchase	1	1	1	2
Interest on other borrowed funds	7	7	14	15
Total interest expense	2,476	1,659	4,769	3,087
Net interest and dividend income	9,027	7,609	17,787	14,930
Provision for loan losses	365	307	704	696
Net interest and dividend income after provision
for loan losses	8,662	7,302	17,083	14,234
Noninterest income:
Customer service fees	204	225	415	443
Income from bank-owned life insurance	202	101	389	199
Net gain on sales of loans	293	163	332	225
Loan servicing fee income	143	203	304	419
Other income	106	167	264	295
Total noninterest income	948	859	1,704	1,581
Noninterest expense:
Salaries and employee benefits	4,377	4,026	8,721	8,149
Director compensation	215	229	492	533
Occupancy expense	264	267	557	545
Equipment expense	140	157	284	311
Deposit insurance	232	180	450	364
Data processing	772	727	1,527	1,478
Professional fees	177	169	389	400
Marketing	266	256	519	515
Other expense	545	495	985	881
Total noninterest expense	6,988	6,506	13,924	13,176
Income before income tax expense	2,622	1,655	4,863	2,639
Income tax expense	1,019	614	1,886	918
Net income	$ 1,603	$ 1,041	$ 2,977	$ 1,721
Earnings per share
Basic	$ 0.19	$ 0.12	$ 0.34	$ 0.20
Diluted	$ 0.18	$ 0.12	$ 0.34	$ 0.20

Return on average assets	0.43%	0.35%	0.41%	0.30%
Return on average equity	4.57%	3.14%	4.30%	2.62%
Interest rate spread	2.31%	2.46%	2.34%	2.53%
Net interest margin	2.47%	2.64%	2.50%	2.70%
Efficiency ratio	70.06%	76.83%	71.44%	79.80%